News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications:	812.376.1917

IRWIN FINANCIAL CORPORATION ANNOUNCES
FIRST QUARTER DIVIDEND

(Columbus, IN, February 9, 2006) Irwin Financial Corporation (NYSE: IFC) today announced a dividend of $0.11 per share to be paid on March 31, 2006, to all shareholders of record on March 17, 2006. The dividend rate is a $0.01 per share or 10 percent increase as compared with the dividend paid in the same quarter a year earlier.

Irwin® Financial Corporation (http://www.irwinfinancial.com) is a bank holding company with a history tracing to 1871. The Corporation, through its principal lines of business -- Irwin Union Bank, Irwin Commercial Finance, Irwin Home Equity Corporation and Irwin Mortgage Corporation -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.